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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Cornerstone Properties Inc. for the registration of 31,072,141 shares of its common stock and to the incorporation by reference therein of our report dated June 12, 1998, with respect to the statement of revenues and certain expenses of One Memorial Drive, Cambridge, Massachusetts for the year ended December 31, 1997, included in its Current Report on Form 8-K dated August 26, 1998, filed with the Securities and Exchange Commission.

                                    /s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 16, 1999